CEL-SCI CORPORATION
  Financial Statements for the Years Ended September 30, 1995,
     1994, and 1993,

      and Independent Auditors' Report
     To the Board of Directors and Shareholders of CEL-SCI Corporation:

     We have audited the accompanying balance sheets of CEL-SCI Corporation as of September 30, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CELSCI Corporation as of September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, as of September 30, 1994, the Company changed its method of accounting for certain investments in debt and equity securities to conform with Statement of Financial Accounting Standards No. 115.
Washington, DC
November 29, 1995, except for Note 14, as to which the date is December 23, 1995
Page F-2
F-3
Page F-3

Page F-4
Page F-5
CEL-SCI CORPORATION

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1995, 1994, AND 1993
2

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT
 ACCOUNTING POLICIES
  CEL-SCI Corporation (the Company) was incorporated on March 22, 1983, in the State of Colorado, to finance research and development in biomedical science and ultimately to engage in marketing products. Significant accounting policies are as follows: Investments Effective September 30,
1994, the Company adopted, on a prospective basis, Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) and revised its policy for investments. Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis. The adoption of SFAS 115, which has not been applied retroactively to prior years' financial statements, resulted in a decrease in stockholders' equity of $85,753 for the net unrealized losses on investments available forsale at September 30, 1994. As of September 30, 1995, all debt and equity securities had been disposed of and any unrealized gains or losses were recognized during the year ended September 30, 1995 (see Note 2).

    Prior to September 30, 1994, all investments available-for-sale were carried at the lower of aggregate amortized cost or market value.

    Research and Office Equipment Research and office equipment is recorded at cost and depreciated using the straightline method over five and seven years estimated useful lives.
      Research and Development Costs Research and development expenditures are expensed as incurred.

    Patents - Patent expenditures are capitalized and amortized using the straight line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization will be made.
    Net Loss Per Share - Net loss per common share is based on the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, are excluded from the calculation as they are antidilutive.
    Investment in Joint Venture Investment in joint venture is accounted for by the equity method. The Company's proportionate share of the net loss of the joint venture is included in the respective statements of operations. Statement of Cash Flows For purposes of the statements of cash flows, cash consists principally of unrestricted cash on deposit, and short-term money market funds. The Company considers all highly liquid investments with a maturity of less than three months to be cash equivalents.
    Prepaid Expenses - The majority of prepaid expenses consist of bulk purchases of laboratory supplies to be consumed in the manufacturing of the Company's product for clinical studies and for its further development.
    Income Taxes - Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach for reporting income taxes. Implementation of SFAS 109 in 1994 did not have any effect on the Company's net earnings and reported financial position and prior financial statements have not been restated. Reclassifications - Certain reclassifications have been made for 1994 and 1993 for comparative purposes.
2. INVESTMENTS




    The carrying values and estimated market values of investments available for-sale at September 30, 1995, are as follows:



    Note2a

The carrying values and estimated market values of investment securities at September 30, 1994, are as follows:

                    Note2b
The gross realized gains and losses of sales of investments

available-forsale for the years ended September 30, 1995, 1994,

and 1993, are as follows:

                    Note 2c

3. PROPERTY AND EQUIPMENT









Property and equipment at September 30, 1995 and 1994, consist of the following:





                    Note3a
4. JOINT VENTURE

In April 1986, the Company paid $200,000 cash and issued 500,000 shares of its $.01 par value common stock to acquire half the rights to technology which may be useful in the diagnosis, prevention and treatment of Acquired Immune Deficiency Syndrome
   (AIDS) from Alpha I Biomedicals, Inc. The Company's stock was valued at $1.50 per share on the basis of arm's length negotiations. At the time the transaction took place, the stock was trading at $2.42. Because the cost of these rights to technology is considered research and development, the $950,000 purchase price was expensed. The Company and Alpha 1 Biomedicals, Inc. (Alpha 1) contributed their respective interests in the technology and $10,000 each to capitalize a joint venture, Viral Technologies, Inc. (VTI). VTI is wholly owned by the Company and Alpha 1, each having a 50% ownership interest. The total loaned or advanced to VTI by CELSCI Corporation through September 30, 1995, was $1,592,584 (see
   Note 13).
    During the three years ended September 30, 1995, VTI had no sales. The operations of VTI were as follows:
                       Note4a
The balance sheets of VTI at September 30, 1995 and 1994, are summarized as follows:


                       Note4b


   On December 17, 1987, Viral Technologies, Inc., entered into a licensing agreement with Nippon Zeon Company, Ltd., a Japanese company. Under the agreement, Nippon Zeon will engage in the development and testing and, if development is successful, the marketing of the potential AIDS vaccine in the Pacific Rim area. As a result, Viral Technologies, Inc., received precommercialization payments of $850,000 during the year ended September 30, 1988. During the year ended September 30, 1995, VTI purchased back from Nippon Zeon the licensing agreement. No cash or stock was exchanged; however, Nippon Zeon retains a royalty on any future sales of the drug HGP30 in its former exclusive licensed territories.

   5. CREDIT ARRANGEMENTS

   At September 30, 1995, the Company had a promissory note outstanding with a bank in the amount of $811,263. This promissory note was converted in November 1994 from a prior line of credit. The line of credit outstanding at September 30, 1994, was $788,601, and the Company subsequently drew down additional amounts during the year ended September 30, 1995, prior to converting the line of credit to a promissory note. The principal is being repaid over forty-eight consecutive months
   beginning February 5,    1995. Interest on the outstanding
   balance is
   calculated at the Bank's prime rate plus two percent, which is 10.75% at September 30, 1995, and is to be paid monthly with the principal payments. The promissory note is secured by all corporate assets and requires the Company to hold a certificate of deposit equal to 20% of the outstanding balance of the line of credit with the Bank. Under the promissory note the Company is also subject to certain minimum equity, liquidity, and operating covenants.

   6. COMMITMENTS AND CONTINGENCIES

   In 1993, an officer and director of the Company was involved in legal proceedings concerning shares of the Company's common stock. The officer and director was acting on behalf of the Company in trying to secure financing, and the Company paid legal fees in connection with these proceedings and indemnified the officer for any loss he suffered upon the settlement of these matters. During 1992, one of the matters was settled by the officer and director delivering 3,000 shares of the Company's common stock to one plantiff and paying this plantiff $200,000. In the other matter, a European Court awarded a different plantiff 25,000 shares of the Company's common stock owned by the officer and director. In October 1993, the Company issued 25,000 shares of common stock to the plaintiff to satisfy the judgment and in lieu of reimbursement to the officer and director for this claim. The value of the shares issued, $202,500, was expensed during 1993 and was included in accrued expenses at September 30, 1993.

7. RELATED-PARTY TRANSACTIONS

The technology and know-how licensed to the Company was developed by a group of researchers under the direction of Dr. Hans Ake Fabricius and was assigned during 1980 and 1981 to Hooper Trading Company, N.V., a Netherlands Antilles corporation (Hooper) and Shanksville Corporation, also a Netherlands Antilles corporation (Shanksville). Maximillian de Clara, an officer and director in the Company, and Dr. Fabricius own 50% and 30%, respectively, of each of these companies. The technology and knowhow assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation (Sittona), effective September, 1982 pursuant to a licensing agreement which requires Sittona to pay to Hooper and Shanksville royalties on income received by Sittona respecting the technology and know-how licensed to Sittona. In 1983, Sittona licensed this technology to the Company. At such time as the Company generates revenues from the sale or sublicense of this technology, the Company will be required to pay royalties to Sittona equal to 10% of net sales and 15% of licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, will be required to pay to those companies a minimum of 10% of any royalty payments received from the Company. In 1985 Mr. de Clara acquired 100% of the issued and outstanding stock of Sittona. Mr. de Clara and Dr. Fabricius, because of their ownership interests in Hooper and Shanksville, could receive approximately 50% and 30% respectively, of any royalties paid by Sittona to Hooper and Shanksville, and Mr. de Clara, through his interest in all three companies (Hooper, Shanksville, and Sittona), will receive up to 95% of any royalties paid by the Company. During 1992, the Company reimbursed an officer and director for legal fees incurred in connection with certain legal proceedings as discussed in Note
6. In addition, during 1992 the Company paid the officer and director $200,000, representing the amount that he paid in connection with one of the legal proceedings discussed in Note 6 and, in 1993, issued 3,000 shares of common stock to the officer and director as reimbursement for shares he delivered in connection with the proceeding. The $200,000 payment was expensed in 1992, and the value of the 3,000 shares, $20,100 was expensed in 1993.

8. INCOME TAXES



The approximate tax effect of each type of temporary differences and carryforward that gave rise to the Company's tax assets and liabilities at September 30, 1995 and 1994, is as follows:
               Note8a
The Company has available for income tax purposes net operating loss carryforwards of approximately $24,370,937, expiring from 1998 through 2007.

In the event of a significant change in the ownership of the Company, the utilization of such carryforwards could be substantially limited.

9. STOCK OPTIONS, WARRANTS, AND BONUS PLAN

During the year ended September 30, 1995, the Board of Directors canceled certain options under the various stock option plans and replaced them with new options. Under this conversion the number of options outstanding did not increase or decrease as the conversion was an exchange of options within the plans to maximize reserved shares in the Plans with the options granted.

  The shareholders of the Company approved the adoption of the
                              1995
Non Qualified Stock Option Plan (1995 Non-Qualified Plan) and reserved 400,000 shares under the plan. Terms of the options are to be determined by the Company's Compensation Committee, but in no event are options to be granted for shares at a price below fair market value at the date of grant. On February 23, 1988, the shareholders of the Company adopted the 1987 Nonqualified
Stock Option and Stock Bonus Plan (the 1987 Plan). This plan reserved 200,000 shares of the Company's previously unissued common stock to be granted as incentive stock options to employees. The 1987 Plan reserved 50,000 shares of the Company's previously unissued common stock to be granted as stock bonuses to employees. The exercise price of the options could not be established at less than fair market value on the date of grant and the option period could not be greater than ten years.
During 1993, the 1987 Plan was terminated and no further options will be granted and no further bonus shares will be issued pursuant to the 1987 Plan. On September 30, 1993, the shareholders of the Company approved the adoption of three new plans, the 1993 Incentive Stock Option Plan (1993 Incentive
Plan), the 1993 Non Qualified Stock Option Plan (1993 Non
Qualified Plan) and the Stock Bonus Plan (1993 Bonus Plan).
Shares are reserved under each plan and total 100,000, 60,000 and 40,000 shares, respectively. Only employees of the Company are eligible to receive options under the Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the NonQualified Plan or issued shares under the Bonus Plan. Terms of the options are to be determined by the Company's
Compensation Committee, which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan issued, before August 20, 2002. On July 29, 1994, the Board of Directors approved the adoption of two new plans, the 1994 Incentive Stock Option Plan (1994 IncentivePlan) and the
1994 NonQualified Stock Option Plan (1994 NonQualified). Shares are reserved under each plan and total 100,000 shares for each plan. Only employees of the Company are eligible to receive options under the 1994 Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the 1994 NonQualified Plan. Terms of the options are to be determined by the Company's Compensation Committee, which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan issued, before July 29, 2004. Information regarding the Company's stock option plan is summarized as follows:
               Note9a
               Note9b














During 1991, the Company granted a consultant an option to purchase 50,000 shares of the Company's common stock. The option is exercisable at $13.80 per share and expires in March 1996. The holder of the option has the right to have the shares issuable upon the exercise of the option included in any registration statement filed by the Company. Also during 1991, the Company granted another consultant options to purchase 6,000 shares of the Company's common stock. Options to purchase 667 shares expired in April 1993. Options to purchase 1,333 shares at $2.50 per share were exercised in April 1994. At September 30, 1995, options to purchase 4,000 shares were outstanding and exercisable at prices ranging from $2.50 to $15.00 per share. In connection with the 1992 public offering, 5,175,000 common stock purchase warrants were issued and are outstanding at September 30, 1995. Every ten warrants entitle the holder to purchase one share of common stock at a price of $46.50 per share. During 1995, the expiration of these warrants was extended to February 1996. The Company may accelerate the expiration date of the warrants by giving 30 days notice to the warrant holders, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement covering the shares of common stock issuable upon the exercise of the warrants and
(2) at anytime during the 30 day period preceding such notice, the average closing bid price of the Company's common stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days.









Also in connection with the 1992 offering, the Company issued to the underwriter warrants to purchase 9,000 equity units, each unit consisting of 5 shares of common stock and 5 warrants entitling the holder to purchase one additional share of common stock.  The equity unit warrants are outstanding at September 30, 1995 and are

exercisable through February 8, 1997, at a price of $255.70 per unit.

The common stock warrants included in the units are exercisable at a price of $76.70 per share. During 1995, the Company granted another consultant options to purchase 17,858 shares of the Company's common stock. These shares became exercisable on November 2, 1995, and will expire November 1, 1999. These options are exercisable at $5.60 per share.



10.EMPLOYEE BENEFIT PLAN



During 1993 the Company implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code, subject to the Employee Retirement Income Security Act of 1974, as amended, and covering substantially all CEL-SCI employees. The employer contributes an amount equal to 50% of each employee's contribution not to exceed 6% of the participant's salary. The expense for the year ended September 30, 1995 and 1994, in connection with this plan was approximately $24,913 and $16,160, respectively.

11.LEASE COMMITMENTS


Operating Leases - The future minimum annual rental payments due under noncancelable operating leases for office and laboratory space are as follows:


     Note11a

Rent expense for the year ended September 30, 1995, 1994, and 1993, was approximately $124,059, $122,369, and $55,000, respectively.

12.STOCKHOLDERS' EQUITY

On April 28, 1995 the stockholders of the Company approved a 10-for-1 reverse split of the Company's outstanding common stock, which became effective on May 1, 1995. All shares and per-share amounts have been restated to reflect the stock split. The Company also participated in a private offering during 1995. This offering allowed for the purchase of one share of common stock and one warrant (a unit) for the price of $2.00 per unit. All 1,150,000 shares authorized for the offering were purchased during the year ended September 30, 1995. Warrants outstanding are exercisable at $3.25 and expire on June 30, 1997. Cash of $2,300,000 was received in June and September
1995. Commissions of $344,150 were paid or payable relative to the offering at September 30, 1995. During 1994, the Company granted 1,500 shares of common stock to an officer as a bonus award. The Company also issued 25,000 shares to satisfy the judgment against an officer and director. The issuance was to the plantiff in lieu of reimbursement to the officer and director. The judgment was settled in 1993 and the expense of the issuance was recorded in 1993. During 1993, the Company received $27,333 cash for 7,333 shares of common stock.

13.SUBSEQUENT EVENTS - JOINT VENTURE

In October 1995, the Company purchased Alpha 1's 50 percent interest in VTI. The Company conveyed 159,170 shares of common stock as full consideration for all of the VTI capital stock owned by Alpha 1. The acquisition of Alpha 1's interest will be accounted for as purchase with substantially all of the value of the purchase price being expensed as research and development costs.

14.SUBSEQUENT EVENTS - OTHER

On December 8, 1995, the Board of Directors authorized the extension of the Company's warrants issued in connection with the 1992 public offering from February 6, 1996, to February 6, 1997. On December 23, 1995, the Company entered into an agreement with investors to reduce the exercise price of warrants to purchase shares of the Company's common stock issued in a 1995 private offering from $3.25 to $1.60 per shares (Note 12). Shares which may be acquired under this agreement with exercise of the warrants total 1,150,000. In connection with modifying the warrant exercise price, 312,500 warrants were exercised for $500,000 in exchange for 312,500 shares of common stock on December 23, 1995. An additional 312,500 warrants are required to be exercised prior to January 31, 1996 with the remaining warrants outstanding through June 30, 1997.

15.NEW ACCOUNTING PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board issued Statement No. 121 regarding accounting for the impairment of long lived assets. This statement is required to be adopted by the Company in fiscal 1997. At the present time the Company does not believe that adoption of this statement will have a material effect on its financial position or results of its operations. In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock Based Compensation. This statement is required to be adopted by the Company in fiscal 1997. The Company has not yet determined the impact of the adoption of this statement on its financial position or results of its operations.


CEL-SCI CORPORATION
BALANCE SHEETS
SEPTEMBER 30, 1995 AND 1994
ASSETS
                                             1995        1994
 CURRENT ASSETS:
Cash and cash equivalents                    $3,886,950 $3,370,713
Investments, net                                170,000  2,694,756
Interest receivable                              64,080     16,733
Prepaid expenses                                341,295 67,648
Advances to officer/shareholder
and employees                                    13,234  17,381

     Total current assets                     4,475,559  6,267,231

RECEIVABLE FROM JOINT VENTURE                   522,695  351,204

RESEARCH AND OFFICE EQUIPMENT -
Less accumulated depreciation of $589,897
  and $355,430                               1,102,038  1,185,499

DEPOSITS                                          18,178    13,958

PATENT COSTS - Less accumulated
   amortization of $239,490 and $211,253          240,541  268,778

                                             $6,359,011 $8,086,670

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                             $  248,488 $  324,179
Current portion of note payable                 243,372  147,861

    Total current liabilities                   491,860  472,040
liabilities

NOTE PAYABLE                                 567,891    640,740

DEFERRED RENT                                 24,959     17,598

EQUITY IN LOSS OF SUBSIDIARY                 432,268     277,224

    Total liabilities                         1,516,978  1,407,602

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value -
authorized, 200,000 shares;
none issued                                         -         -
Common stock, $.01 par value -
authorized, 100,000,000 shares;
issued and outstanding,
5,338,244 and 4,188,244 shares                  53,382       41,882
4,188,244 shares
Additional paid-in capital                   28,799,198  26,854,848
Net unrealized loss on marketable equity
securities (Note 1)                                 -       (85,753)
Accumulated deficit                        (24,010,547) (20,131,909)
    Total stockholders' equity                4,842,033    6,679,068
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                       $6,359,011  $8,086,670
See notes to financial statements.

CEL-SCI CORPORATION

STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 1995,
1994, AND 1993

                                      1995      1994       1993

INVESTMENT INCOME                  $365,049  $624,670    $997,964

OTHER INCOME                         58,716          -          -

    Total income                    423,765   624,670     997,964

OPERATING EXPENSES:
Research and development           1,824,661 2,896,109  1,307,042
Depreciation and amortization        262,705    138,755     55,372
General and administrative         1,713,912  1,621,990  1,696,119

Total operating expenses           3,801,278  4,656,854  3,058,533

EQUITY IN LOSS OF
JOINT VENTURE (Note 2)              (501,125)  (394,692)  (344,423)

NET LOSS                           $3,878,63  $4,426,87  $2,404,99

LOSS PER COMMON SHARE                 $0.89      $1.06     $0.58

WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING             4,342,628  4,185,240  4,155,431

See notes to financial statements.





 CEL-SCI CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30,
1995, 1994, AND 1993
                                  Additional
                  Common Stock     Paid-In
               Shares     Amount   Capital   Other   Deficit   Total
BALANCE,
 OCTOBER 1,
  1992  4,148,980 $41,490 $26,560,96  $  - $(13,300,041)$13,302,418
Common stock
 issued for:
    Cash        7,333       73     27,260      -       -   27,333
    Reim-
    bursement
    of expenses 3,000       30     20,070      -      -  20,100
Net loss           -         -         -    - (2,404,992)(2,404,992)
BALANCE,
 SEPTEMBER 30,
1993         4,159,313 41,593  26,608,299   (15,705,033) 10,944,859
Common stock issued for:
  Cash          2,431    24       39,364  -      -          39,388
    Stock
    bonus
     plan      1,500       15        4,935  -      -        4,950
Settlement
 of lawsuit  25,000    250      202,250  -         -         202,500
    Net unrealized
    loss on
   marketable
   securities
     (Note 1)     -         -         -  (85,753)     -    (85,753)
Net loss       -         -         -     -   (4,426,876)(4,426,876)
BALANCE,
 SEPTEMBER 30,
 1994  4,188,244  41,882  26,854,848 (85,753) (20,131,909)6,679,068
Common stock
issued for
cash   1,150,000  11,500  1,944,350     -          -      1,955,850
Change in
 market
 value
of
marketable
securities
 available
for sale
 (Note 1)   -       -         -          85,753      -       85,753
Net loss    -       -         -            - (3,878,638) (3,878,638)
BALANCE,
 SEPTEMBER 30,
1995   $5,338,244 $53,382  $28,799,19   $  - $(24,010,547)$4,842,033
See notes to financial
statements.
CEL-SCI CORPORATION
STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1995,
1994, AND 1993
                                  1995       1994        1993
CASH FLOWS FROM OPERATING
ACTIVITIES:
   Net loss                 $(3,878,638) $(4,426,876) $(2,404,992)

   Adjustments to reconcile
   net loss to
   net cash used in operating activities:
    Stock issued in payment
    of expenses                    -         207,450
20,100
    Depreciation and
    amortization                262,705      138,755
55,372
    Equity in loss of
    Joint Venture               501,125      394,692
344,423
    Net realized loss (gain)
     on sale of securities       42,490      (76,774)        -
    Amortization of premium       6,407       25,683
18,762
    Changes in assets and
     liabilities:
        Decrease (increase) in
         advances `              4,147       (17,381)      -
        Increase in prepaid
          expenses, deposits,
          interest receivable,
          and receivable from
          joint venture       (396,705)      (31,833)
(292,182)
        (Decrease) increase in
          accounts payable,
          accrued expenses, and
          deferred rent       (68,330)      (111,552)  143,919 Decrease
        in payable to
         officer and shareholder   -          (52,370)  (43,448)

Net cash used in operating
    activities                 (3,526,799)    (3,950,206) (2,158,046)



CASH FLOWS PROVIDED BY (USED IN)
 INVESTING ACTIVITIES:
    Purchases of investments     (389,688) (1,467,818)  (5,993,310)

    Sales and maturities of
     investments                2,951,299   6,999,273    7,745,943
    Advances to Joint Venture    (346,081)   (300,000)    (223,750)
Expenditures for property
     and equipment               (151,006)   (999,807)    (318,556)
Expenditures for patents                -         -       (8,777)

    Net cash provided by
    investing activities        2,064,524   4,231,648     1,201,550

CASH FLOWS PROVIDED BY (USED IN)
 FINANCING  ACTIVITIES:
  Issuance of note payable        184,915     788,601            -
  Issuance of common stock       1,955,850     39,388        27,333
  Repayment of note payable      (162,253)         -              -

  Net cash provided by financing
activities                     1,978,512     827,989        27,333

NET INCREASE (DECREASE) IN CASH   516,237   1,109,431      (929,163)

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR              3,370,713   2,261,282     3,190,445

CASH AND CASH EQUIVALENTS,
END OF YEAR                    $3,886,950  $3,370,713   $2,261,282

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY:

During 1994, the net unrealized
loss on investments available-forsale was $85,753.

During 1994, 25,000 shares were
issued as settlement of a lawsuit at
a cost of $202,500  (see Note 6).
See notes to financial statements.


Note 2a

                              September 30, 1995
                             Gross        Gross   Market Value
               Amortized Unrealized Unrealized at September 30,
                Cost         Gains      Losses      1995
Certificates of
Deposit              $170,00    $-          $-       $170,00


Note 2b

                             September 30, 1994
                               Gross     Gross     Market Value
                 Amortize    Unrealized Unrealized at September 30,
                   Cost         Gains    Losses          1994

U.S. Government
Securities     $1,471,096       $-      $46,362       $1,424,734
Corporate Debt
Securities      1,108,581       2,442    41,833        1,069,190
Certificates of
 Deposit          200,832          -          -          200,832

                $2,780,509      $2,442     $88,195    $2,694,756









Note 2c

                                   1995       1994      1993
Realized gains                  $17,839    $128,205     $ -
Realized losses                  60,329      51,431       -

Net realized gain (loss)       $(42,490)   $76,774      $  -

Note 3

                                   1995        1994
Research equipment              $979,048   $843,187
Furniture and equipment          136,486    120,185
Leasehold improvements           576,401    577,557
                                1,691,935 1,540,929
Less accumulated depreciation
and amortization               (589,897)  (355,430)

Net property and equipment      $1,102,03 $1,185,49

Note 4a

                                         Years
                                        Ended
                                        September
                                        30,
                                1995          1994      1993
Income                          $-              $-        $-
Expenses                         1,002,250   789,384     688,846
Net Income (Loss)              $(1,002,250) $(789,384) $(688,846)

Note 4b

                                       September 30,
                                   1995             1994
Current assets                  $ 30,484          $24,403
Noncurrent assets               $187,821          $87,822
Current liabilities           $4,275,078       $3,197,143 Equity
(deficit - net of
       initial capitalization)     $(4,056,773)     $(3,084,918)

Note8

                                        1995       1994

Depreciation                          $(16,660)   $(27,325)
Prepaid expenses                       (14,413)   (25,680)
Net operating loss carryforward       9,251,208   7,675,907
Other                                   9,474        6,680
Less:  Valuation allowance            (9,229,609)
(7,630,772)
Net deferred                          $-               $-


Note 9a

                               Option
                               Price
                               Per      Outstanding Exercisable


1987 Stock Option and Bonus
  Plan
Balance, September 30, 1992   $3.40-20.90    189,250     31,000
 Became exercisable              $4.00            -      77,999
    Exercised                    $4.00       (6,000)    (6,000)

Balance, September 30, 1993   $3.40-19.60    183,250    102,999

 Became exercisable                               -     40,250

Balance, September 30, 1994   $3.40-20.90    183,250    143,249
   Canceled                   $3.40-20.90    176,250    136,249
Balance, September 30, 1995  $19.70 16.50      7,000      7,000
1992 Incentive Stock Option
 Plan
Balance, September 30, 1992  $13.40              500      -
   Granted                  $13.80-15.60      12,000      -
Balance, September 30, 1993 $13.40-15.60      12,500      -
Granted                      $6.80-11.90      29,500      -
   Became exercisable                              -   4,166
Balance, September 30, 1994  $6.80-15.60      42,000   4,166
   Canceled                  $6.80-15.60     (42,000) (4,166)
   Granted                   $2.87-3.87       57,550  20,917

Balance, September 30, 1995  $2.87-3.87       57,550  20,917

1992 Nonqualified Stock Option
Plan
Balance, September 30, 1992  $13.40            2,500      -
    Granted                  $13.80-15.60     15,500      -
Balance, September 30, 1993  $13.40           18,000      -
    Granted                  $8.70-13.80    18,000        -
    Became exercisable                           -   18,000

Balance, September 30, 1994  $8.70-13.80    36,000   18,000

    Canceled                 $8.70-13.40    (7,500)       -
    Granted                      $2.87      31,500        -
    Became Exercisable                               42,000


Balance, September 30, 1995  $2.87-15.60    60,000   60,000


Note 9b

                               Option
                                 Price
                               Per     Outstanding  Exercisable

1992 Stock Bonus Plan
    Granted during 1994      $8.70         1,500    1,500
    Exercised                $8.70         (1,500   (1,500)

Balance, September 30, 1994
 and 1995                                      -       -

1994 Incentive Stock Option
Plan
     Granted                 $2.87           50,000         -

Balance, September 30, 1994  $2.87           50,000        -
    Granted                  $2.87           50,000        -
    Became Exercisabe        $2.87                -   61,000

Balance, September 30, 1995  $2.87          100,000   61,000

1994 Nonqualified Stock
 Option Plan
    Granted                  $2.87           70,000        -

Balance, September 30, 1995  $2.87           70,000
    Granted                $2.87-3.87        27,250        -
    Became exercisable                            -   48,084

Balance, September 30, 1995 $2.87-3.87       97,250   48,084

1995 Nonqualified Stock
 Option
    Granted in 1995        $2.87-$3.87       329,251       -
    Became exercisable                             -  70,000

Balance, September 30, 1995                  329,251  70,000


Note 11a

  Year Ending
September 30,                             Amount

1996                                     $135,123
1997                                     140,335
1998                                     56,160
1999                                     59,573
2000                                     62,010
Thereafter                               162,728

Total minimum lease payments             $615,929



                     CEL-SCI CORPORATION
    NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
NINE MONTHS ENDED JUNE 30, 1996 AND 1995 (unaudited)


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation
     The accompanying financial statements have been prepared in accordance with rules established by the Securities and Exchange Commission for Form 10-
Q. Not all financial disclosures required to present the financial position and results of operations in accordance with generally accepted accounting principles are included herein. The reader is referred to the Company's Financial Statements for theyear ended September 30,1995 included elsewhere in this Prospectus. In the opinion of management, all accruals and adjustments (each of which is of a normal recurring nature) necessary for a fair presentation of the financial position as of June 30, 1996 and the results of operations for the nine-month period then ended have been made. Significant accounting policies have been consistently applied in the interim financial statements and the annual financial statements.

     Investments
Effective September 30, 1994, the Company adopted, on a prospective basis, Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) and revised its policy for investments. Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for sale and are carried atfair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis. As of June 30, 1996, there is no effect on the Company's financial statements.

     Loss per Share
Net loss per common share is based on the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, are excluded from the calculation as they are antidilutive.

     Long-lived Assets
Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Longlived Assets to be Disposed of" is effective for
financial statements for fiscal years beginning after December 15,    1995.
It is the Company's opinion that the adoption of the statement would have no material effect on its Financial Statements.
                     CEL-SCI CORPORATION
    NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
NINE MONTHS ENDED JUNE 30, 1996 AND 1995 (unaudited)
(continued)
B.   JOINT VENTURE

On October 30, 1995, the Company announced it had acquired Alpha 1 Biomedical's interest in Viral Technologies, Inc. ("VTI"). VTI was formed by the two companies in 1986.  This transaction gives CEL-SCI 100%
ownership of VTI. Under the terms of the agreement, CEL-SCI gave Alpha 1 Biomedicals, Inc. 159,170 shares of CEL-SCI common stock as the purchase price for net assets with a fair value of approximately $170,000. The acquisition was accounted for under the purchase method of accounting;
and as the acquisition represents primarily research and development costs, the purchase price was expensed and is included as research and development expense for the nine months ended June 30, 1996. Effective October 31, 1995, the Company has consolidated CELSCI's and VTI's financial statements and the consolidated financial statements reflect the results of VTI's operations since
the date of acquisition. This  results   in   a significant increase
in patent costs  on  the consolidated balance
sheet.   Intercompany accounts are eliminated  upon consolidation.

C.   CONSTRUCTION OF NEW LABORATORY AND FUNDING

On January 31, 1994, the Company entered into a leasing agreement with a nonaffiliated landlord for 7,800 square feet in Baltimore, Maryland. In the spring of 1994 the Company commenced construction of the new laboratory. The cost of the laboratory buildout and equipment was approximately $1,100,000. To fund this laboratory, the Company borrowed funds from a bank at a rate of prime plus 2%. The outstanding loan balance at June 30, 1996 is $628,729.

D.    CONVERTIBLE DEBENTURES

On  March  28,  1996,  the Company raised  $1,250,000 in a private  placement.
The placement  was structured as  a convertible  debenture.   It  is
convertible into CelSci common stock prior to December 1, 1996. The money will be used for research and development and clinical trials with the Company's cancer and HIV products. As of June 30, 1996, $825,000 of the debentures were converted into 165,000 shares of the Company's common stock.

Item 1.   FINANCIAL STATEMENTS
CEL-SCI CORPORATION

CONSOLIDATED CONDENSED BALANCE
SHEETS
ASSETS
(unaudited)
                                    June 30,      September 30,
                                      1996           1995
CURRENT ASSETS:
  Cash and cash equivalents         $6,646,257    $3,886,950
  Investments, net                     170,000    170,000
  Interest receivable                   75,405    64,080
  Accounts receivable                   46,342
  Prepaid expenses                     267,933    341,295
  Advances to officer/shareholder
    and employees                      129,722    13,234

                                     7,335,659 4,475,559

RECEIVABLE FROM JOINT VENTURE                0    522,695

RESEARCH AND OFFICE EQUIPMENT-
  Less accumulated depreciation
  of $801,874 and $589,897             935,090    1,102,038

DEPOSITS                                18,178    18,178

PATENT COSTS- less accumulated
    amortization of
    $333,098 and $239,490              435,007    240,541
                                    $8,723,934    $6,359,011

               See notes to condensed financial statements.

CEL-SCI CORPORATION
CONSOLIDATED CONDENSED BALANCE
SHEETS
 (continued)

LIABILITIES AND STOCKHOLDERS'
EQUITY

(unaudited)

                                    June 30,    September 30,
                                     1996           1995
CURRENT LIABILITIES:
  Accounts payable                    $112,312    $248,488
  Current portion note payable         243,372    243,372
       Total current liabilities       355,684    491,860
NOTE PAYABLE                           385,357    567,891
CONVERTIBLE DEBENTURE (Note D)         425,000          -
DEFERRED RENT                           24,959    24,959
EQUITY IN SUBSIDIARY                         0    432,268
       Total liabilities             1,191,000 1,516,978
STOCKHOLDERS' EQUITY
Preferred stock, Series A          3,325,000           -
  Common stock, $.01 par
    value; authorized,
    100,000,000 shares;
    issued and outstanding,
    7,046,902 and
    5,338,244 shares                    70,469    53,382
  Additional paid-in capital        32,723,024    28,799,198
  Deficit                         (28,499,459)    (24,010,547)
  Short-term note receivable from     (86,100)    -
    shareholder
    TOTAL STOCKHOLDERS'
      EQUITY                         7,532,934    4,842,033

  $8,723,934 $6,359,011 See notes to condensed financial statements.

CEL-SCI CORPORATION

CONSOLIDATED CONDENSED STATEMENTS
OF OPERATIONS

 (unaudited)

                                      Nine Months Ended  June 30,
                                      1996           1995

 REVENUES:

  Gross Sales                          $51,605         $-
  Interest income                      136,651    273,417
  Other income                               -    39,588
  TOTAL INCOME                         188,256    313,005
EXPENSES:
  Research and development           2,350,600    1,383,978
  Depreciation and
    amortization                       208,912    201,197
  General and administrative         2,113,884    1,268,677

    TOTAL OPERATING EXPENSES         4,673,396    2,853,852

  EQUITY IN LOSS OF JOINT VENTURE     (3,772)     (395,224)
                                     4,677,168    3,249,076

NET LOSS                            $4,488,912    $2,936,071

LOSS PER COMMON SHARE                    $0.74    $0.70
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                 6,086,492    4,194,563

               See notes to condensed financial statements



CEL-SCI CORPORATION

CONSOLIDATED CONDENSED STATEMENTS
OF OPERATIONS

 (unaudited)

                                     Three Months Ended June 30,
                                      1996           1995

REVENUES:

  Gross Sales                          $44,280    $-
  Interest Income                       51,737    83,111
  Other Income                               -    21,977

    TOTAL INCOME                        96,017    105,088
EXPENSES:
  Research and development             617,987    234,035
  Depreciation and
    amortization                        68,950    67,211
  General and administrative           894,165    490,429
    TOTAL OPERATING EXPENSES         1,581,102    791,675

  EQUITY IN LOSS OF JOINT VENTURE            0    (104,884)
                                     1,581,102    896,559
NET LOSS                            $1,485,085    $791,471


LOSS PER COMMON SHARE                    $0.22    $0.19
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                 6,612,293    4,207,200

               See notes to condensed financial statements.

 CEL-SCI CORPORATION

CONSOLIDATED CONDENSED STATEMENTS
OF CASH FLOW
 (unaudited)
                                      Nine Months Ended June 30,
                                      1996           1995
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS
                                  $(4,488,912) $(2,936,071)
 Adjustments to reconcile net loss
to
  net cash used in operating
activities:
  Depreciation and amortization        208,912    201,197
  Equity in loss of joint venture        3,772    395,224
  Research and development
expense related to purchase of Viral
  Technologies, Inc.                   515,617
  Amortization of premium on
    investments                        -               60,954
  Realized loss on sale of
    investments                       13,422
Changes in assets and
liabilities, net of effect from
purchase
    of Viral Technologies, Inc.:
  Decrease (increase) in interest  (11,325)             -
receivable
  Decrease (increase) in accounts  (46,342)             38,128
receivable
Decrease (increase) in prepaid   73,362           (225,853)
expenses
Decrease (increase) in advances  (116,488)         (19,472)
 Decrease (increase) in receivable from
    joint venture                  -               (123,952)
 Increase (decrease) in accounts  (136,176)        (203,594)
payable
NET CASH USED IN OPERATING
ACTIVITIES                         (3,997,580) (2,800,017)

CASH FLOWS PROVIDED BY (USED IN)
INVESTING ACTIVITY:
  Sales of investments                       -    2,906,132
  Purchase of investments                    -    (400,000)
  Advance to Joint Venture                   -    (287,952)
  Payment on note payable            (182,534)    (121,689)
  Note receivable from
    employee/shareholder             (114,800)
  Payments received on note             28,700
receivable from
employee/shareholder
  Laboratory construction                    -    (10,135)
  Purchase of research and office     (17,808)    (128,750)
equipment
  Patent costs                        (30,800)     -
NET CASH USED IN INVESTING           (317,242)    1,957,606
ACTIVITY


           Continued on next page
        CASH FLOW, CONTINUED FROM
                    PREVIOUS PAGE

CASH FLOWS PROVIDED BY FINANCING
ACTIVITIES:
  Issuance of convertible            1,250,000    -
debenture
  Issuance of note payable                   -    205,195
  Issuance of preferred stock        3,325,000    -
  Issuance of common stock           2,499,129    990,890
NET CASH PROVIDED BY FINANCING       7,074,129    1,196,085
ACTIVITIES
NET (DECREASE) INCREASE IN CASH      2,759,307    353,674

CASH AND CASH EQUIVALENTS:
  Beginning of period                3,886,950    3,370,713

  End of period                     $6,646,257    $3,724,387
NON-CASH TRANSACTION:  In October
1995, Cel-Sci issued 159,170
shares of common stock as
consideration for
the purchase of the remaining 50%
of Viral Technology, Inc. In conjunction with the acquisition, CELSCI obtained net assets with a fair value of approximately
$170,000.

NON-CASH TRANSACTION:  In March,
1996,  a shareholder of the corporation exercised options to purchase 40,000 shares of common stock.
The shareholder signed a note for
the stock, agreeing to pay the
note by the
end of June, 1996.
NON-CASH TRANSACTION:  $825,000
of the convertible debenture was converted into 165,000 shares of common stock during the three monts ended June 30, 1996.
                    See notes to condensed financial statements.